Exhibit 107

Calculation of Filing Fee Tables

FORM S-4

(Form Type)

FTAC EMERALD ACQUISITION CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)(2)		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to Be Paid	Debt Convertible into Equity	Senior Secured Convertible Note	457(f)(5)				--	(5)	--	--	(5)
	Equity	Class A common stock, par value $0.0001 per share, converted from the Senior Secured Convertible Note	457(g)	1,739,130	(6)		20,000,000		0.00015310	3,062.00
	Other	Series A Warrant	457(f)(5)				--	(5)	--	--	(5)
	Equity	Class A common stock, par value $0.0001 per share, underlying the Series A Warrant	457(g)	869,565			10,869,563	(7)	0.00015310	1,664.13
	Other	Series B Warrant	457(f)(5)				--	(5)	--	--	(5)
	Equity	Class A common stock, par value $0.0001 per share, underlying the Series B Warrant Convertible Note	457(g)	500,000			500	(7)	0.00015310	0.08
Fees Previously Paid	Equity	Class A common stock, par value $0.0001 per share	457(f)(2)	39,155,784	(3)	N/A	$39,155.79	(4)	0.00015310	$6.00
	Total Offering Amounts						$30,830,907.21			$4,726.21
	Total Fees Previously Paid						39,155.79			6.00
	Total Fee Offsets									-
	Net Fee Due									$4,720.21

(1)	All securities being registered represents the estimated number of shares of Class A Common Stock to be issued by FTAC Emerald Acquisition Corp., a Delaware corporation (“Emerald”), in connection with the proposed business combination (the “Business Combination”) pursuant to that certain Agreement and Plan of Merger by and among Emerald, EMLD Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Emerald, and Fold, Inc., a Delaware corporation (“Fold”) (as may be amended from time to time, the “Merger Agreement”). In connection with the Business Combination, (a) Emerald will change its name to “Fold Holdings, Inc.” (“New Fold”); (b) each share of Fold common stock, par value $0.001 per share (the “Fold Common Stock”) issued and outstanding immediately prior to the effective time (but excluding any (x) shares of Fold Common Stock held by Fold as treasury stock, and (y) shares the holders of which perfect rights of appraisal under Delaware law) will be cancelled and converted into the right to receive a number of shares of Emerald Class A Common Stock (rounded down to the nearest whole share) equal to the quotient obtained by dividing (i) the Closing Date Purchase Price (as defined in the Merger Agreement), by (ii) the Company Fully Diluted Capital Stock (as defined in the Merger Agreement); and (c) each award of Fold RSUs that is outstanding and unsettled immediately prior to the Effective Time shall automatically be converted into an award of restricted stock units relating to shares of New Fold Common Stock as set forth in the Merger Agreement.

(2)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share subdivisions, share dividends or similar transactions.

(3)	Represents shares of Class A Common Stock to be issued to the equityholders of Fold in connection with the Business Combination equal to the quotient obtained by dividing (A) (x) in the event that the 60-day volume-weighted average price of Bitcoin as of the day immediately prior to the Business Combination Closing Date is less than $90,000, the Base Purchase Price of $365,000,000, or (y) in the event that the 60-day volume-weighted average price of Bitcoin as of the day immediately prior to the Business Combination Closing Date is equal to or greater than $90,000, $365,000,000 plus an amount equal to the product of (a)(i) the Adjusted Company Bitcoin Treasury Amount minus (ii) the Company Bitcoin Treasury Amount, multiplied by (b) 0.2; provided, that such additional amount shall not exceed $54.75 million, by (B) $10.72.

(4)	Calculated in accordance with Rule 457(f)(2) under the Securities Act. Fold is a private company, no market exists for its securities, and it has an accumulated capital deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value of Fold’s securities expected to be exchanged in connection with the Business Combination described herein.

(5)	Because the shares of Class A Common Stock underlying the securities are registered hereby, no separate registration fee is required with respect to the securities registered hereby.

(6)	The amount registered is based on the aggregate principal amount divided by the conversion price of the senior secured convertible note.

(7)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(g) under the Securities Act. The proposed maximum aggregate offering price is based on the exercise price of the warrants.